UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                               A.T. Cross Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   227478104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 13, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 227478104                    13G                    Page 2 of 12 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Auber Investments Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     -
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        717,773
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     717,773
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      717,773
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.47%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 227478104                    13G                    Page 3 of 12 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Prince Resources LDC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     -
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        717,773
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     717,773
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      717,773
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.47%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 227478104                    13G                    Page 4 of 12 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Khronos LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     -
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        717,773
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     717,773
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      717,773
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.47%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 227478104                    13G                    Page 5 of 12 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rafael Mayer
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     -
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        717,773
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     717,773
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      717,773
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.47%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 227478104                    13G                    Page 6 of 12 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David Mayer
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     -
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        717,773
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     717,773
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      717,773
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.47%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

      (a)   Name of Issuer.

            A.T. Cross Company

      (b)   Address of Issuer's Principal Executive Offices.

            One Albion Road, Lincoln, Rhode Island 02865

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed by Auber Investments Ltd., Prince Resources LDC, Khronos LLC, Rafael Mayer and David Mayer (collectively, the "Reporting Persons"). See Item 4 below.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of each of the Reporting Persons is:

            2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, NY 10017

      (c)   Citizenship.

            Auber Investments Ltd; British Virgin Islands
            Prince Resources LDC; Cayman Islands
            Khronos LLC; New York
            Rafael Mayer; United States
            David Mayer; United States

      (d)   Title of Class of Securities.

            Class A Common Stock, $1.00 par value

      (e)   CUSIP Number.

            227478104


                               Page 7 of 11 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Act.
      (b)   |_| Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_| Insurance Company as defined in Section 3(a)(19) of the Act.
      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.
      (e)   |_| Investment Adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d"1(b)(1)(ii)(F).
      (g)   |_| Parent holding company, in accordance with Sec.
                240.13d-1(b)(ii)(G).
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)   |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4. Ownership

      (a)   Amount Beneficially Owned.

                  Auber Investments Ltd: 717,773

                  Prince Resources LDC: 717,773 (Comprised of shares held by Auber Investments Ltd. Auber Investments Ltd. is indirectly wholly owned by Prince Resources LDC.)

                  Khronos LLC; 717,773 (Comprised of shares held by Auber Investments Ltd. Khronos LLC is the investment manager with respect to such shares.)

                  David Mayer: 717,773 (Comprised of shares held by Auber Investments Ltd. Mr. Mayer is a managing member of Khronos LLC, the investment manager with respect to the shares held by Auber Investments Ltd.)

                  Rafael Mayer: 717,773 (Comprised of shares held by Auber Investments Ltd. Mr. Mayer is a managing member of Khronos LLC, the investment manager with respect to the shares held by Auber Investments Ltd.)

      (b)   Percent of Class. Auber Investments Ltd: 5.47%

                              Prince Resources LDC: 5.47%

                              Khronos LLC: 5.47%

                              David Mayer: 5.47%

                              Rafael Mayer: 5.47%

      (c)   Number of shares as to which each such person has

            (i)   sole power to vote or to direct the vote:

                                                    0 for all Reporting Persons.


                               Page 8 of 11 Pages

            (ii)  shared power to vote or to direct the vote:

                                                  Auber Investments Ltd: 717,773

                                                  Prince Resources LDC:  717,773

                                                  Khronos LLC: 717,773

                                                  David Mayer: 717,773

                                                  Rafael Mayer: 717,773


            (iii) sole power to dispose or to direct the disposition of:

                                                     0 for all Reporting Persons

            (iv)  shared power to dispose or to direct the disposition of:

                                                  Auber Investments Ltd: 717,773

                                                  Prince Resources LDC: 717,773

                                                  Khronos LLC: 717,773

                                                  David Mayer: 717,773

                                                  Rafael Mayer: 717,773

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
        |_|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9. Notice of Dissolution of Group.

        Not applicable.


                               Page 9 of 11 Pages

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 23, 2006

                                              Auber Investments Ltd.


                                              By: /s/ Herbert Selzer
                                                  ------------------------------
                                                  Name: Herbert Selzer
                                                  Title: Director

                                              Prince Resources LDC


                                              By: /s/ Piero Di Capua
                                                  ------------------------------
                                                  Name: Piero Di Capua
                                                  Title: Director

                                              Khronos LLC


                                              By: /s/ David Mayer
                                                  ------------------------------
                                                  Name: David Mayer
                                                  Title: Managing Member


                                              /s/ David Mayer
                                              ----------------------------------
                                              David Mayer


                                              /s/ Rafael Mayer
                                              ------------------------------
                                              Rafael Mayer

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


                              Page 10 of 11 Pages

                                   EXHIBIT A

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of A.T. Cross Company and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

January 23, 2006

                                              Auber Investments Ltd.


                                              By: /s/ Herbert Selzer
                                                  ------------------------------
                                                  Name: Herbert Selzer
                                                  Title: Director

                                              Prince Resources LDC


                                              By: /s/ Piero Di Capua
                                                  ------------------------------
                                                  Name: Piero Di Capua
                                                  Title: Director

                                              Khronos LLC


                                              By: /s/ David Mayer
                                                  ------------------------------
                                                  Name: David Mayer
                                                  Title: Managing Member


                                              /s/ David Mayer
                                              ----------------------------------
                                              David Mayer


                                              /s/ Rafael Mayer
                                              ------------------------------
                                              Rafael Mayer


                              Page 11 of 11 Pages